Exhibit 99.1

Zhejiang Kangjing Hospital

Clinical Trial Report

Evaluation of a Clinical Observational Study of Ion-Modified Peptides
as Adjunctive Therapy for Solid Tumors

Study period	Document status
December 2024–May 2026	Interim Summary

I. Investigational Products, Methods, and Dosages

A. Investigational products

AX-3 (Ion Peptide No. 1) and PPY-3 (Ion Peptide No. 4).

B. Methods and dosages

Patients with tumors: Four PPY-3 capsules (Ion Peptide No. 4) after breakfast and four AX-3 capsules (Ion Peptide No. 1) after dinner.

Patients with inflammatory disease (bronchiectasis with inflammation): Three AX-3 capsules (Ion Peptide No. 1) after breakfast and after dinner.

II. Description of the 10 Selected Participants

Ten participants were selected for the clinical observational study of ion-modified peptides as adjunctive therapy, as shown in Table 1.

A. General information

1.	Age and sex: Eight participants had solid tumors and ranged from 23 to 81 years of age (six men and two women). One 34-year-old woman had a hematologic malignancy—malignant lymphoma. One 39-year-old woman had an inflammatory condition—bronchiectasis with hemoptysis.

2.	Tumor types: The eight solid-tumor cases comprised five cases of lung cancer, including lung cancer with mediastinal, brain, or intrapulmonary metastases; two cases of rectal cancer; and one case of liver cancer.

3.	Comorbidities: Among the eight participants with solid tumors, three had chronic obstructive pulmonary disease (COPD) with respiratory failure, one had obstructive pneumonia, and one had diabetes. The remaining three had no complications other than the diagnosed tumor.

4.	Deaths among participants with tumors: A 65-year-old man with advanced liver cancer and respiratory failure died after 25 days of treatment. An 81-year-old man with rectal cancer with lung metastasis, diabetes, and COPD died after 22 days of treatment. Both participants withdrew from the clinical observational study of ion-modified peptide adjunctive therapy.

B. Two participants with other diseases

5.	Malignant lymphoma: A 34-year-old woman diagnosed with malignant lymphoma participated in and completed the clinical observational study of ion-modified peptide adjunctive therapy.

6.	Bronchiectasis: A 39-year-old woman diagnosed with bronchiectasis with hemoptysis participated in and completed the clinical observational study of ion-modified peptide adjunctive therapy.

C. Summary Evaluation of the Clinical Observational Study

1. Role of ion-modified peptides added to standard antitumor therapy

All eight selected participants with solid tumors received combination treatment. Each had undergone radiotherapy, chemotherapy, or surgery. Outcomes following the addition of ion-modified peptide adjunctive therapy were considered acceptable.

Representative Case 1: Mr. Wu Junbo, a 23-year-old man, was diagnosed with lung cancer with a solitary brain metastasis. He received a single session of CyberKnife radiosurgery to the brain metastatic lesion (24 Gy per session). He did not receive chemotherapy, interventional treatment, or other surgery; however, he had received osimertinib targeted therapy for more than three years. Ion-modified peptide adjunctive therapy was added to this treatment, with a reported marked therapeutic response.

Representative Case 2: Mr. Chen Jianzhong, a 71-year-old man, was diagnosed with rectal cancer. After surgery and two cycles of moderate-dose chemotherapy, he received ion-modified peptide adjunctive therapy, with a reported marked therapeutic response.

2. Analysis of the two deaths and withdrawals

Both participants with tumors died from advanced disease complicated by multiple-organ failure. This suggests that future eligibility criteria should exclude patients with malignant tumors accompanied by multiple-organ failure. Otherwise, assessment of the effects or efficacy of ion-modified peptide adjunctive therapy in a clinical observational study may be confounded.

3. Clinical observations in malignant lymphoma

The study included one 34-year-old woman diagnosed with malignant lymphoma. During three cycles of chemotherapy for malignant lymphoma, she also received ion-modified peptide adjunctive therapy. Her condition was considered acceptable. Detailed observational data are provided in Tables 1–5.

4. Clinical observations in bronchiectasis

The study included one 39-year-old woman diagnosed with bronchiectasis with hemoptysis. Ion-modified peptide adjunctive therapy was administered together with anti-infective treatment and symptomatic treatment for cough and sputum. The condition was controlled, hemoptysis resolved, and cough and sputum production improved markedly. Overall recovery was considered acceptable. Detailed observational data are provided in Tables 1–5.

5. Limitations of the clinical observational study

The eight participants with solid tumors had received baseline chemotherapy, radiotherapy, surgery, or targeted therapy. Consequently, changes in tumor size assessed by CT or B-mode ultrasonography could not be attributed independently to ion-modified peptide adjunctive therapy with sufficient confidence. No evaluation of this endpoint is therefore provided at this stage; this constitutes a limitation of the clinical observational study. In contrast, observations and assessments of blood biochemistry (including blood lipids), peripheral complete blood counts, immune-cell function, and clinical vital signs may have greater clinical relevance and value.

6. Summary of the safety evaluation

The selected participants received the investigational products (ion-modified peptides) in accordance with the specified doses and methods. As shown in Tables 1–5, no significant changes were observed in peripheral complete blood counts, blood biochemistry and lipid profiles, oxygen saturation, immune-cell measurements, or vital signs, indicating no statistically significant differences. The report therefore concludes that ion-modified peptide adjunctive therapy demonstrated a favorable safety profile and that no toxic or adverse effects were observed among the participants. A small number of patients reported mild discomfort when swallowing because the oral ion-modified peptide capsules were relatively large; consideration should be given to producing smaller capsules in the future.

Project Lead: Hospital Director Hao Jian